For Immediate Release

Press Contacts:
Charles W. Fritz	Peter Moore
NeoMedia Technologies, Inc.	Walek & Associates
+(239) 337-3434	+(212) 590-0533
cfritz@neom.com	pmoore@walek.com

NeoMedia Names William Hoffman as CEO
--
Veteran Executive with International Background
to Lead Mobile- and Marketing-driven Technology Firm

FT. MYERS, FLA., June 6, 2007 -- NeoMedia Technologies, Inc. (OTC BB: NEOM), announced today that it has appointed William Hoffman, 45, a senior technology executive with extensive global technology and telecommunications industry experience, as its chief executive officer, effective June 18.

Mr. Hoffman replaces Charles W. Fritz, NeoMedia’s chairman and founder, who has served as the company’s interim CEO since December.

“NeoMedia gains a dynamic leader with hands-on tech industry experience and a track record of driving market adaptation and revenue growth,” said Mr. Fritz. “After a search of nearly six months, our Board is confident that he is the right man at the right time to guide NeoMedia, and that he is ideally suited to help leverage our strong portfolio of patented technologies, products and services.

“It is also important to note,” said Mr. Fritz, “that Mr. Hoffman brings a unique combination of talents and background to NeoMedia. He is a former military officer who became a corporate leader, and who has known nothing but success in his career.”

Prior to joining NeoMedia, Mr. Hoffman served as CEO of Uniqua Technologies, Inc. in Atlanta, a company he co-founded in 2003 with the acquisition of the assets of TIC Enterprises, LLC, and the merger of Vectorlink Communications Corporation. TIC was a $100 million subsidiary of NUI Corporation (NYSE: NUI), and TIC (now Technology Solutions Corp) is a national leader in sales and marketing of wireless telecom products and services. There, he was responsible for driving revenue growth of 1,140% in 18 months.

Previously, as the CEO and a director of mBlox, Inc, the world’s largest mobile transaction network, Mr. Hoffman served in London, Atlanta and Sunnyvale, CA. There he focused on reorganizing, restructuring, and then rapidly growing the business to over 180 countries. His responsibilities included capital structure, Board, organization, strategy, and execution of the firm’s business plan. He was instrumental in developing partnerships with more than 500 wireless operators around the globe including Vodafone®, T-Mobile®, Verizon® and Cingular®, and achieving a $75 million annual run-rate in 18 months time for the world’s largest provider of messaging infrastructure.

Mr. Hoffman, who has served as president, CEO and COO for several other telecommunications companies, also spent 8 years with Sprint managing Sprint’s business services throughout the state of Florida. He earned a B.S. in Electrical Engineering at Auburn University, which he attended on a special U.S. Army scholarship. Mr. Hoffman served in the U.S. Army from 1983-87, attaining the rank of Captain.

About NeoMedia Technologies, Inc.
NeoMedia Technologies, Inc. (www.neom.com, OTC BB: NEOM), is a global leader in mobile enterprise and marketing technology, bridging the physical and electronic world with innovative direct-to-mobile-Web technology solutions. NeoMedia’s flagship qode® service links the world’s leading companies to the wireless, electronic world. NeoMedia is headquartered in Fort Myers, Fla., with an office in Aachen, Germany.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

qode is a registered trademark, and qode®reader, qode®window and One Click to Content are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.